[livingston, wachtell & CO., LLP LETTER HEAD]

                                                                      Exhibit 16

                                                                  March 16, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

      We have read statements that we understand AMCO Transport Holdings, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.01.

Very truly yours,

/s/ Livingston, Wachtell & Co., LLP
------------------------------------
Livingston, Wachtell & Co., LLP